Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed consolidated interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation’s independent auditor has not performed a review of these condensed consolidated interim financial statements in accordance with standards established by the Canadian Institute of Chartered Professional Accountants for a review of condensed consolidated interim financial statements by an entity’s auditor.

Dr. Ken Cai                                                                                         Samson Siu, CPA, CA

President and CEO                                                                                Interim Chief Financial Officer

Vancouver, Canada

August 13, 2014

Index

Page

Condensed Consolidated Interim Financial Statements		4 - 8

	Condensed Consolidated Interim Statements of Financial Position	4
	Condensed Consolidated Interim Statements of Loss	5
	Condensed Consolidated Interim Statements of Comprehensive Loss	6
	Condensed Consolidated Interim Statements of Changes in Equity	7
	Condensed Consolidated Interim Statements of Cash Flow	8

Notes to Condensed Consolidated Interim Financial Statements		9 – 22

1	General information and liquidity risk	9
2	Basis of preparation	9
3	Critical accounting estimates and judgments	10
4	Cash and cash equivalents	10
5	Mineral interests	11
6	Investment in Minco Silver Corporation	13
7	Gain on legal settlement	16
8	Non-controlling interest	17
9	Share capital	18
10	Related party transactions	20
11	Fair value measurements	21
12	Geographical information	22

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	June 30,	December 31,
	2014	2013
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	2,674,726	1,797,809
Receivables (note 7)	51,485	715,649
Due from related parties (note 10)	54,792	67,418
Prepaid expenses and deposits	69,730	67,423
Assets held for sale (note 5(c))	24,787	-
	2,875,520	2,648,299

Long-term deposit	51,277	51,277
Property, plant and equipment	122,799	177,943
Investment in Minco Silver (note 6)	11,000,000	13,368,836
	14,049,596	16,246,355
Liabilities
Current liabilities
Accounts payable and accrued liabilities	454,642	552,177
Advance from non-controlling interest (note 5(a))	166,217	167,920
Due to related party (note 10)	3,628,605	3,584,387
Liabilities held for sale (note 5 (c))	8,856	-
	4,258,320	4,304,484
Equity
Equity attributable to owners of the parent
Share capital (note 9(a))	41,875,472	41,758,037
Contributed surplus	9,106,602	8,933,012
Accumulated other comprehensive income	2,160,113	1,102,818
Deficit	(48,400,383)	(44,976,192)
	4,741,804	6,817,675
Non-controlling interests (note 8)	5,049,472	5,124,196
Total equity	9,791,276	11,941,871
	14,049,596	16,246,355

Approved by the Board of Directors

(Signed) Malcolm Clay Director                                           (signed) Robert Callander Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Loss

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

Three months ended June 30,			Six months ended June 30,
	2014	2013	2014	2013
	$	$	$	$
Exploration recovery (note 5)	-	(622,293)	-	(622,293)
Exploration costs (note 5)	236,981	241,109	506,868	512,664
	236,981	(381,184)	506,868	(109,629)
Administrative expenses
Accounting and audit	28,288	48,746	50,406	80,189
Amortization	17,731	17,422	36,127	32,416
Consulting	2,263	2,349	7,144	25,680
Directors' fees	13,000	12,749	31,000	25,749
Foreign exchange loss (gain)	(7,776)	9,084	(2,928)	13,732
Investor relations	9,678	20,999	19,207	75,131
Legal, regulatory and filing	27,075	44,835	60,884	83,307
Office and miscellaneous	83,897	72,830	207,859	196,332
Property investigation	18,557	29,264	38,482	60,961
Salaries and benefits	194,944	144,939	347,504	264,546
Share-based compensation (note 9(b))	99,685	325,271	222,025	639,365
Travel and transportation	13,882	18,758	31,294	31,585
	501,224	747,246	1,049,004	1,528,993
Operating loss	(738,205)	(366,062)	(1,555,872)	(1,419,364)
Gain on legal settlement (note 7)	-	-	-	801,395
Loss on partial disposal of investment in Minco Silver (note 6)	(399,536)	-	(399,536)	-
Loss on derecognition of investment in Minco Silver (note 6)	(1,647,446)	-	(1,647,446)	-
Unrealized loss on marketable securities	-	(2,100)	-	(1,470)
Finance income	5,321	29,902	6,340	95,452
Impairment of property, plant and equipment	(8,736)	-	(8,736)	-
Share of loss from equity investment in Minco Silver (note 6)	(39,352)	(153,515)	(94,626)	(293,627)
Dilution loss (note 6)	-	-	(78,177)	(291)
Net loss before tax for the period	(2,827,954)	(491,775)	(3,778,053)	(817,905)
Deferred income tax recovery	286,000	-	286,000	-
Net loss for the period	(2,541,954)	(491,775)	(3,492,053)	(817,905)
Net loss attributable to:
Shareholders of the Company	(2,519,526)	(826,767)	(3,424,191)	(1,136,923)
Non-controlling interest	(22,428)	334,992	(67,862)	319,018
	(2,541,954)	(491,775)	(3,492,053)	(817,905)
Loss per share:
Basic and diluted	(0.05)	(0.02)	(0.07)	(0.02)
Weighted average number of common shares outstanding
Basic and diluted	50,498,215	50,348,215	50,467,552	50,348,215

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Comprehensive Loss

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

Three months ended June 30,			Six months ended June 30,
	2014	2013	2014	2013
	$	$	$	$
Net loss for the period	(2,541,954)	(491,775)	(3,492,053)	(817,905)
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Unrealized gains on available-for-sale investment, net of tax (note 6)	1,914,000	-	1,914,000	-
Realized gain recycled to net loss (note 6)	(1,032,182)	-	(1,032,182)	-
Cumulative translation adjustment from Minco Silver investment	(43,027)	346,154	183,131	485,776
Exchange differences on translation from functional to presentation currency	(70,872)	103,565	(14,515)	94,422

Total comprehensive loss for the period	(1,774,035)	(42,056)	(2,441,619)	(237,707)
Comprehensive income (loss) attributable to:
Shareholders of the Company	(1,734,052)	(377,048)	(2,366,895)	(556,725)
Non-controlling interest	(39,983)	334,992	(74,724)	319,018
	(1,774,035)	(42,056)	(2,441,619)	(237,707)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Changes in Equity

For the six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Attributable to equity owners of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficit	Subtotal	Non-controlling interest	Total equity
		$	$	$	$	$	$	$

Balance - January 1, 2013	50,348,215	41,758,037	7,939,681	173,246	(41,831,667)	8,039,297	2,425,368	10,464,665
Net income (loss) for the period	-	-	-	-	(1,136,923)	(1,136,923)	319,018	(817,905)
Contribution from non-controlling interest	-	-	-	-	-	-	2,573,910	2,573,910
Other comprehensive income	-	-	-	580,198	-	580,198	-	580,198
Share-based compensation	-	-	639,365	-	-	639,365	-	639,365
Balance – June 30, 2013	50,348,215	41,758,037	8,579,046	753,444	(42,968,590)	8,121,937	5,318,296	13,440,233

Balance - January 1, 2014	50,348,215	41,758,037	8,933,012	1,102,818	(44,976,192)	6,817,675	5,124,196	11,941,871

Net loss for the period	-	-	-	-	(3,424,191)	(3,424,191)	(67,862)	(3,492,053)
Other comprehensive income (loss)	-	-	-	1,057,295	-	1,057,295	(6,862)	1,050,433
Proceeds on issuance of shares from exercise of options	150,000	117,435	(48,435)	-	-	69,000	-	69,000
Share-based compensation	-	-	222,025	-	-	222,025	-	222,025
Balance – June 30, 2014	50,498,215	41,875,472	9,106,602	2,160,113	(48,400,383)	4,741,804	5,049,472	9,791,276

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Cash Flow

For the six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	2014	2013
Cash flow provided by (used in)	$	$
Operating activities
Net loss for the period	(3,492,053)	(817,905)
Adjustments for:
Amortization	36,127	32,416
Equity loss on investment in Minco Silver	94,626	293,627
Dilution loss	78,177	291
Loss on partial disposal of investment in Minco Silver	1,647,446	-
Loss on derecognition of investment in Minco Silver	399,536	-
Deferred income tax recovery	(286,000)	-
Impairment on property, plant and equipment	8,736	-
Share-based compensation (note 9(b))	222,025	639,365
Foreign exchange loss (gain)	(2,230)	26,231
Gain from legal settlement	-	(801,395)
Unrealized loss on marketable securities	-	1,470
Changes in items of working capital:
Receivables	(36,744)	(28,206)
Due to/ from related parties (note 10)	56,346	(351,642)
Prepaid expenses and deposits	(2,464)	35,670
Accounts payable and accrued liabilities	(85,934)	(55,049)
Accounts payable for Changkeng permit	-	(4,711,920)
Net cash used in operating activities	(1,362,406)	(5,737,047)
Investing activities
Loan receivable	-	(1,641,900)
Proceeds from loan receivable (note 5(a))	-	1,641,900
Proceeds from legal settlement	720,095	801,395
Proceeds from partial disposal of investment in Minco Silver	1,500,000	-
Property, plant and equipment	(13,766)	(27,809)
Redemption of short-term investment	-	5,199,312
Net cash generated from investing activities	2,206,329	5,972,898
Financing activities
Proceeds from stock option exercises	69,000	-
Advanced from Minco Silver Corporation	-	600,000
Net cash generated from financing activities	69,000	600,000
Effect of exchange rate changes on cash and cash equivalents	(34,744)	52,161
Increase in cash and cash equivalents	878,179	888,012
Cash and cash equivalents - Beginning of period	1,797,809	263,054
Cash and cash equivalents - End of period	2,675,988	1,151,066
Less: cash and cash equivalents classified as held for sale	(1,262)	-
Cash and cash equivalent excluding assets classified as held for sale – End of period	2,674,726	1,151,066
Cash paid for income tax	-	-

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and liquidity risk

Minco Gold Corporation (“Minco Gold” or the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The Company is an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects in China. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company has listed its common shares on the Toronto Stock Exchange (“TSX”) under the symbol “MMM”, and the NYSE MKT under the symbol “MGH”.

As at June 30, 2014, Minco Gold owned a 18.45% (December 31, 2013 – 21.92%) equity interest in Minco Silver Corporation (“Minco Silver”).

The Company is an exploration company and therefore has no source of revenues. As such, during the six months ended June 30, 2014, the Company incurred a net loss of $3,492,053, had accumulated deficit of $48,400,383 and a working capital deficit of $1,382,800. The Company is exposed to liquidity risk, which is the risk that the Company may encounter difficulty in settling its commitments when due including the continued forbearance to the amounts due to Minco Silver. In managing this risk, management determined that the Company’s cash balance as at June 30, 2014 of $2,674,726 and the proceeds received from the Yuanling Minco Mining Ltd disposition (refer to note 5c) would be sufficient to meet its cash requirements for the Company’s administrative overhead and to maintain its mineral interest throughout the next twelve months.

2.	Basis of preparation

The condensed consolidated interim financial statements include the accounts of Minco Gold, its wholly-owned Chinese subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”), Tibet Minco Mining Co. Ltd. (“Tibet Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”); its wholly owned Hong Kong subsidiary Minco Resources Limited (“Minco Resources”) and its 51% interest in Guangdong Mingzhong Mining Co., Ltd. (“Mingzhong”).

Information about subsidiaries

Name	Principal activities (ownership interest)	Country of Incorporation
Minco China	Exploring and evaluating mineral properties (100%)	China
Yuanling Minco	Exploring and evaluating mineral properties (100%)	China
Tibet Minco	Exploring and evaluating mineral properties (100%)	China
Huaihua Tiancheng	Exploring and evaluating mineral properties (100%)	China
Minco Resources	Holding company (100%)	Hong Kong
Mingzhong	Exploring and evaluating mineral properties (51%)	China

(9)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

2.	Basis of preparation (continued)

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Minco China’s legal subsidiary, Foshan Minco Mining Co. Ltd. (“Foshan Minco”), is held in trust for Minco Silver. Minco Gold does not consolidate Foshan Minco as it does not control this entity. Minco China also holds certain other assets and exploration permits in trust for Foshan Minco. These assets are held for the exclusive benefit of Foshan Minco and have not been included in these condensed consolidated interim financial statements.

These financial statements were approved by the board of directors for issue on August 13, 2014.

These condensed consolidated interim financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2013, and our condensed consolidated interim financial statements for the three months ended March 31, 2014, which have been prepared in accordance with IFRS as issued by the IASB.

The accounting policies applied in these condensed consolidated interim financial statements are consistent with those applied in the preparation of the condensed consolidated interim financial statements for the three months ended March 31, 2014.

3.	Critical accounting estimates and judgments

On April 22, 2014, the Company determined that we no longer held significant influence over Minco Silver, as we did not own more than 20% of Minco Silver’s outstanding common shares, and therefore, equity accounting for our investment in Minco Silver was no longer applicable. The Company and Minco Silver continues to have a board member and the CEO in common. The investment in Minco Silver was subsequently classified as available-for-sale financial asset.

4.	Cash and cash equivalents

As at June 30, 2014, cash and cash equivalent consisted of a short-term deposit with a maturity date of seven days and that can be renewed automatically. The yield on the short-term deposit was 1.48%.

As at June 30, 2014, cash and cash equivalent of $1,822,529 (RMB 10,526,200) (December 31, 2013 - $1,545,792 (RMB 8,837,293)) remained in China. Under Chinese law, cash advanced to the Company’s Chinese subsidiaries as registered share capital is maintained in the subsidiaries’ registered capital bank account. Remittance of these funds back to Canada may require approvals by the relevant government authorities or designated banks in China or both.

(10)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests

a) Guangdong - Changkeng

Minco China and Tibet Minco, a wholly owned subsidiary of Minco China, are the controlling shareholders in Mingzhong with a 51% interest collectively.

Mingzhong signed an exploration permit transfer agreement with No. 757 Exploration Team of Guangdong Geological Bureau (“757 Exploration Team”) and on January 5, 2008, Mingzhong received the Changkeng exploration permit (the “Changkeng Exploration Permit”). This exploration permit expires on September 10, 2015.

To acquire the Changkeng Exploration Permit, Mingzhong was required to pay RMB 48 million ($8.15 million). As at December 31, 2008, the first payment for the Changkeng Exploration Permit to 757 Exploration Team was made in an amount of RMB 19 million ($3.22 million). The remaining balance of RMB 29 million ($4.92 million) was settled in May 2013. According to a Supplementary Agreement signed between 757 Exploration Team and Mingzhong, 757 Exploration Team agreed to refund RMB 3.8 million ($0.6 million) to Mingzhong for certain exploration costs incurred during the early stages of the Changkeng project. The refunded amount was recorded as an exploration cost recovery during the year ended December 31, 2013.

On July 31, 2013, Mingzhong paid RMB 1.03 million ($0.2 million) to 757 Exploration Team for the completed hydro-geological program on the Changkeng Gold Project.

On April 18, 2013, Minco China and 757 Exploration Team entered into a loan agreement in which Minco China agreed to loan RMB 10 million ($1,641,900) with annual interest rate of 6% to 757 Exploration Team for a two month period ending June 18, 2013. The loan was repaid on May 29, 2013 and the Company recorded RMB 65,753 ($10,919) of interest income during the year ended December 31, 2013.

On May 16, 2013, Mingzhong completed the process to increase its registered capital by RMB 32 million ($5.1 million). As a result, the RMB 15.7 million ($2.5 million) advances from non-controlling interest were derecognized and recorded as a contribution from non-controlling interest.

As at June 30, 2014, the Company received funds of RMB 960,000 ($166,216) (December 31, 2013 – RMB 960,000 ($167,920)) from two minority shareholders of Mingzhong and are classified as a current liability, pending approval of capital injection from the remaining non-controlling interest shareholders.

Pursuant to the terms of an agreement with Minco Silver, the Company has assigned its right to earn a 51% interest in the Changkeng Silver Mineralization to Minco Silver. As a result, Minco Silver is responsible for 51% of the total costs in relation to the Changkeng Silver Mineralization.

b) Gansu - Longnan

Minco China holds ten exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field.

The Longnan project has been divided into three sub-projects according to their geographic distribution, type and potential of mineralization:

(11)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

i)               Yangshan: including five exploration permits located in the northeast extension of the Yangshan gold belt and its adjacent area;

ii)             Yejiaba: including four exploration permits adjacent to the Guojiagou exploration permit; and

iii)           Xicheng East: including one exploration permit to the east extension of the Xicheng Pb-Zn mineralization belt.

The Company has spent a cumulative total of $11.2 million of exploration costs on the Longnan region as at June 30, 2014 (December 31, 2013 - $10.8 million).

On December 13, 2013, Minco China entered into an agreement with Gansu Yuandong Investment Co., Ltd (“YDIC”) in which the Company agreed to sell two exploration permits in the Xicheng East and Yejiaba area to YDIC for RMB 0.8 million ($140,000). The process of transferring the titles to the two permits to YDIC was pending approval by Gansu province and the proceeds were not received as at June 30, 2014.

c)                   Hunan - Gold Bull Mountain

Yuanling Minco’s wholly owned subsidiary Huaihua Tiancheng owns the Gold Bull Mountain exploration permit, which was renewed for a two-year period ending on June 28, 2015.

On June 28, 2014, Minco China entered into a sale agreement to dispose of its interest in Yuanling Minco for RMB 7 million ($1.2 million).

The buyer will make the following payments to Minco China:

i)               30% of the selling price within 7 days from the date of signing this agreement (received subsequent to quarter end);

ii)             55% of the selling price prior to the formal transfer request being submitted to the governing authorities; and

iii)           15% upon completing the transfer and obtaining all governing authorities’ approval.

As at June 30, 2014, the process of transferring the titles of Yuanling Minco and the completion of the transaction was pending approval by governing authorities and the assets and liabilities have been presented as held for sale on the condensed consolidated interim statements of financial position.

d)                  Guangdong - Sihui

Minco China holds an exploration permit in Guangdong Sihui in China. The permit expires on February 3, 2015.

The Company continues its efforts to dispose of its non-core assets in China, including the Changkeng project, and some of the projects in the Longnan region.

(12)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

The following is a summary of exploration costs (net of recovery) incurred by the Company:

	Three months ended June 30,		Six months ended June 30,		Accumulative to June 30,
Currently active properties:	2014	2013	2014	2013	2014
	$	$	$	$	$
Gansu
- Longnan	197,560	237,049	371,213	482,342	11,217,459
Guangdong
- Changkeng	25,031	(626,765)	109,696	(606,272)	8,027,963
Hunan
- Gold Bull Mountain	14,390	8,532	25,433	12,657	2,261,674
Guangdong
- Sihui	-	-	526	1,644	4,999

Total	236,981	(381,184)	506,868	(109,629)	21,512,095

6.	Investment in Minco Silver Corporation

	June 30, 2014	December 31, 2013
	$	$
Investment in associate	-	13,368,836
Available-for-sale investment	11,000,000	-
	11,000,000	13,368,836

a)	Investment in associate

On April 22, 2014, the Company sold 2,000,000 common shares of Minco Silver for cash proceeds of $1,500,000 which decreased the Company’s equity interest in Minco Silver from 21.81% to 18.45%. As a result of this transaction, the Company recognized a loss on partial disposition of its investment in Minco Silver of $558,333 and a resulting reduction in the carrying value of the investment in associate of $2,058,333. Upon the sale of the 2,000,000 common shares of Minco Silver, the Company reclassified a gain of $158,797 for items previously recognized in the other comprehensive income related to the investment in Minco Silver resulting in a net loss on partial disposition of its investment in Minco Silver of $399,536.

(13)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investment in Minco Silver Corporation (continued)

On April 22, 2014, the Company concluded that it no longer had significant influence over Minco Silver, as we did not own more than 20% of Minco Silver’s outstanding common shares, and therefore, equity accounting for our investment in Minco Silver was no longer applicable. This resulted in the derecognition of the carrying value of our investment in associate and the recognition of our shareholding at fair value as an available-for-sale financial asset. The fair value of the shares upon initial recognition was $8,800,000. The difference between the carrying value of the investment and the fair value of the shares on April 22, 2014 was recorded in the condensed consolidated interim statements of loss, resulting in a loss of $2,520,831. Upon the loss of significant influence of Minco Silver, the Company reclassified a gain of $873,385 for items previously recognized in the other comprehensive income related to the investment in Minco Silver resulting in a net loss on derecognition of investment in Minco Silver of $1,647,446. Subsequent changes in fair value after April 22, 2014 are recognized in other comprehensive income (loss).

As at June 30, 2014, the Company owns 11,000,000 common shares of Minco Silver (December 31, 2013 - 13,000,000 common shares) that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property.

2014		2013
$		$
Equity investment in Minco Silver as at January 1,	13,368,836	13,375,407

Dilution loss	(78,177)	(77,414)
Equity loss	(94,626)	(656,132)
Cumulative translation adjustment	183,131	726,975
Partial disposition	(2,058,333)	-
Derecognition of investments in associates	(11,320,831)	-
Equity investment in Minco Silver as at June 30, 2014 and December 31, 2013	-	13,368,836

(14)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investment in Minco Silver Corporation (continued)

The following is a summary of Minco Silver’s balance sheet and reconciliation to carrying amounts for the period end in which the Company had significant influence:

	June 30,	December 31,
	2014	2013
	$	$
Current assets	-	64,856,555
Mineral interests	-	27,369,966
Property, plant and equipment	-	483,281
Current liabilities	-	523,984
Shareholders' equity	-	92,185,818

Reconciliation to carrying amounts:

Minco Gold’s share in percentage	-	21.91%
Minco Gold’s share in $	-	20,197,913
Differences between Minco Gold’s share and carrying value	-	(6,829,077)
Carrying value of investment in associate	-	13,368,836
Market value of Minco Silver shares	-	9,100,000

The following is a summary of Minco Silver’s income statement during the period on which the Company had significant influence:

	For the period April 1 to April 22, 2014	Three months ended June 30, 2013	For the period January 1 to April 22, 2014	Six months ended June 30, 2013
	$	$	$	$
Administrative expenses	253,488	828,943	694,876	1,672,784
Net loss for the period	(180,439)	(697,162)	(433,288)	(1,333,457)
Other comprehensive income (loss) for the period	(197,266)	1,571,999	837,286	2,206,070
Comprehensive income (loss) for the period	(377,705)	874,837	403,998	872,613
(15)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investment in Minco Silver Corporation (continued)
b)	Available-for-sale investment

The available-for-sale investment represents the Company’s equity investment in Minco Silver. On April 22, 2014, the Company no longer had significant influence over Minco Silver and therefore ceased accounting for this investment on an equity basis and reclassified it to available-for-sale. The fair market value of the available-for-sale investment on initial recognition was $8,800,000, based on the quoted market price for the underlying security. During the three and six months ended June 30, 2014, the Company has recognized unrealized gains of $2,200,000 and a corresponding deferred income tax expense of $286,000 in the Condensed Consolidated Interim Statements of Comprehensive Loss. As at June 30, 2014, the fair market value of the available-for-sale investment was $11,000,000, based on the quoted market price of $1 per share of Minco Silver.

7.	Gain on legal settlement

On December 16, 2010, Minco China entered into an agreement with the 208 Team, a subsidiary of China National Nuclear Corporation, to acquire a 51% equity interest in the Tugurige Gold Project located in Inner Mongolia, China (the “Agreement”). The 208 Team did not comply with certain of its obligations under the Agreement, including its obligation to set up a new entity (the “JV Co”) and the transfer of its 100% interest in the Tugurige Gold Project to the JV Co. As a result, Minco China commenced legal action in China seeking compensation.

On March 25, 2013, Minco China settled its claim against the 208 Team relating to the Agreement for an amount of RMB 14 million ($2.4 million). Minco China received RMB 5 million ($801,395) during 2013 and recognized a receivable of RMB 4 million ($699,688) as at December 31, 2013. Minco China recognized a gain on the legal settlement, net of accrued legal fees of RMB 900,000 ($157,425) during the year ended December 31, 2013.

The Company received RMB 4 million ($720,095) in January 2014. As at June 30, 2014, the remaining RMB 5 million ($865,711) balance due under the legal settlement was not recognized due to the uncertainty of collectability. In the event of non-payment of the final settlement amount, Minco China has reserved the right to take further legal action.

(16)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.	Non-controlling interest

Below is summarized financial information for Mingzhong, the Company’s 51% owned indirect subsidiary. The amounts disclosed are based on those included in the condensed consolidated interim financial statement before inter-company eliminations.

Summarized statement for financial position

	June 30,	December 31,
	2014	2013
	$	$
NCI percentage	49%	49%
Current assets	1,036,275	831,269
Current liabilities	(974,083)	(636,694)
	62,192	194,575
Non-current asset	37,696	42,126
Net assets	99,888	236,701
Accumulated non-controlling interests	5,049,472	5,124,195

Summarized income statement

For the period ended	June 30,	June 30,
	2014	2013
	$	$
Net income (loss)	(138,493)	651,058
Other comprehensive loss	(14,002)	-
Total comprehensive income (loss)	(152,495)	651,058
Income (loss) allocated to NCI	(74,724)	319,018

Summarized cash flows

For the period ended	June 30,	June 30,
	2014	2013
	$	$
Cash flows from operating activities	(121,104)	(4,463,995)
Cash flows from investing activities	-	5,199,312
Cash flows from financing activities	342,531	-
Effect of exchange rate changes on cash	(14,850)	36,628
(17)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital
a.	Common shares and contributed surplus

Authorized

100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”). The Company’s board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted. These options are equity settled.

During the six months ended June 30, 2014, the Company granted stock options for 1,270,000 common shares to various employees, consultants and directors at a weighted exercise price of $0.26 per common share that vest over an 18-month period from the issuance date.

The maximum number of common shares reserved for issuance under the Stock Option Plan is 15% of the issued and outstanding common shares of the Company.

The Company recorded $99,685 and $222,025 in stock-based compensation expense for the three and six months period ended June 30, 2014 respectively (June 30, 2013 - $325,271 and $639,365).

A summary of the options outstanding is as follows:

	Number outstanding	Weighted average exercise price
		$
Balance, January 1, 2013	5,650,667	1.11

Granted	2,200,000	0.45
Forfeited	(587,500)	0.93
Cancelled	(270,000)	2.14
Expired	(140,000)	1.44

Balance, December 31, 2013	6,853,167	0.86

Granted	1,270,000	0.26
Forfeited	(382,000)	1.29
Exercised	(150,000)	0.46
Expired	(660,000)	0.48

Balance, June 30, 2014	6,931,167	0.77

(18)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital (continued)

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.26 – 0.45	1,385,000	4.42	0.27	133,333	0.36
0.46 – 0.54	2,665,000	3.49	0.46	2,125,002	0.46
0.55 – 0.93	1,656,667	2.68	0.68	1,656,667	0.68
0.94 – 2.59	1,224,500	1.55	2.16	1,224,500	2.16
	6,931,167	3.14	0.77	5,139,502	0.93

The weighted average share price on the day options were exercised was $0.57 (2013 - $Nil). As at June 30, 2014, there was $81,891 (December 31, 2013 - $102,083) of total unrecognized compensation cost relating to unvested stock options.

The Company used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2014	2013

Risk-free interest rate	1.27% - 1.68%	1.40% - 1.66%
Dividend yield	0%	0%
Volatility	87% - 88%	86% - 91%
Forfeiture rate	23%	25%
Estimated expected lives	5 years	5 years

Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company’s historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

(19)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions

Shared office expenses

a)	Minco Silver and Minco Gold share offices and certain administrative expenses in Beijing and Minco Silver, Minco Base Metals Corporation (“MBM”) and Minco Gold share offices and certain administrative expenses in Vancouver.
At June 30, 2014, the Company has $3,628,605 due to Minco Silver (December 31, 2013 - $3,584,387) and consisted of the following:
Amount due from Foshan Minco as at June 30, 2014 of $26,760 (December 31, 2013 - $15,847), representing the expenditures incurred by Minco China on behalf of Foshan Minco and shared office expenses.
Amount due to Minco Silver as at June 30, 2014 of $3,655,365 (December 31, 2013 – $3,600,234) representing funds advanced from Minco Silver to Minco Gold to support its operating activities in Canada net of shared head office expenses.

The amounts due are unsecured, non-interest bearing and payable on demand.

b)	At June 30, 2014, the Company has $54,792 due from MBM (December 31, 2013 - $67,418), in relation to shared office expenses. The Company is related to MBM through significant influence of one common director and common management.

The amounts due are unsecured, non-interest bearing and payable on demand.

Funding of Foshan Minco

Minco Silver cannot invest directly in Foshan Minco as Foshan Minco is legally owned by Minco China. All funding supplied by Minco Silver for exploration of the Fuwan Project must first go through Minco China via the Company and Minco Resources to comply with Chinese Law. In the normal course of business Minco Silver uses trust agreements when providing cash, denominated in US dollars, to Minco China via the Company and Minco Resources for the purpose of increasing the registered capital of Foshan Minco. Minco China is a registered entity in China however it is classified as being a wholly foreign owned entity and therefore can receive foreign investment. Foshan Minco is a Chinese company with registered capital denominated in RMB and therefore can only receive domestic investment from Minco China. Increases to the registered capital of Foshan Minco must be denominated in RMB.

On August 12, 2011, the Company, Minco Gold and Minco China, entered into a trust agreement in which Minco Gold and Minco China confirmed that they received US$10 million from Minco Silver and Minco China was required to exchange these US dollar funds into RMB in order to increase Foshan Minco’s registered share capital. As at December 31, 2013, all the funds were transferred from Minco China to Minco Yinyuan and Foshan Minco, and this trust agreement was effectively settled.

(20)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions (continued)

In 2013, Minco Silver advanced US$20 million to Minco China via the Company and Minco Resources in accordance with a trust agreement signed on April 30, 2013, in which Minco Silver agreed to advance US$20 million to Minco China to increase Foshan Minco’s registered share capital. As at June 30, 2014, Minco China held the US $11,221,907 ($11,974,731) (December 31, 2013 – US $12,526,138 ($13,399,210)) and RMB 39,435 ($6,828) (December 31, 2013 – RMB 14,613,570 ($2,556,161)) in trust for Minco Silver.

Key management compensation

Key management includes the Company’s directors and senior management. This compensation is included in exploration costs, and administrative expenses.

For the three and six months period ended June 30, 2014 and 2013, the following compensation was paid to key management.

Three months ended June 30,			Six months ended June 30
	2014	2013	2014	2013
	$	$	$	$
Cash remuneration	94,202	80,249	156,452	159,495
Share-based compensation	68,533	236,379	156,153	483,252
Total	162,735	316,628	312,605	642,747
The above transactions were conducted in the normal course of business.
11.	Fair value measurements

It is required that the classification of fair value measurements use a fair value hierarchy that reflects the significance of the inputs used in making the measurements, including the following levels:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

The equity investment in Minco Silver is measured at fair value based on quoted market price. Accordingly, these items are included in Level 1 of the fair value hierarchy.

Financial instruments that are not measured at fair value on the balance sheet are represented by cash and cash equivalents, due from related parties, receivables, accounts payable, advance from non-controlling interest and due to related party. The fair values of these financial instruments approximate their carrying values due to their short term nature.

(21)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

12.	Geographical information

The Company’s business of exploration and development of mineral interests is considered as operating in one segment. The geographical division of the Company’s non current assets is as follows:

Non-current assets by geography	June 30, 2014
	Canada	China	Total
	$	$	$
Non-current assets	76,528	97,548	174,076

	December 31, 2013
	Canada	China	Total
	$	$	$
Non-current assets	71,048	158,172	229,220